Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101297), the Registration Statement on Form S-3 originally filed on Form S-1 (No. 333-112727), and the Registration Statements on Form S-3 (Nos. 333-130139 and 333-123693) of DOV Pharmaceutical, Inc. of our report dated March 14, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 14, 2006